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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 1999, except for certain information presented in Note 3 for which the date is February 26, 1999, relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Aerovox Incorporated, which is incorporated by reference in Aerovox Incorporated's Annual Report on Form 10-K for the year ended January 2, 1999. We also consent to the incorporation by reference of our report dated February 23, 1999, except for certain information presented in Note 3 for which the date is February 26, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 4, 1999